Number: BC0922905

BRITISH COLUMBIA

CERTIFICATE
OF
CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that ALEXANDRA CAPITAL CORP. changed its name to PLYMOUTH ROCK TECHNOLOGIES INC. on October 30, 2018 at 12:01 AM Pacific Time.

Issued under my hand at Victoria, British Columbia
On October 30, 2018

CAROL PREST
Registrar of Companies
Province of British Columbia
Canada

ELECTRONIC CERTIFICATE